Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Millennial Media, Inc.;

Mojo Merger Sub, Inc.;

Metaresolver, Inc.;

and

Michael Dearing, as the Stockholders’ Representative

Dated as of February 15, 2013

			PAGE

1.	DESCRIPTION OF TRANSACTION		1

	1.1	Merger of Merger Sub into the Company	1

	1.2	Effect of the Merger	2

	1.3	Closing; Effective Time	2

	1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2

	1.5	Conversion of Shares	2

	1.6	Stock Options	3

	1.7	Further Action	4

	1.8	Closing of the Company’s Transfer Books	4

	1.9	Exchange/Payment	4

	1.10	Escrow	5

	1.11	Appraisal and Dissenters’ Rights	6

	1.12	Stockholders’ Representative	7

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

	2.1	Due Incorporation; No Subsidiaries; Etc	9

	2.2	Certificate of Incorporation and Bylaws	9

	2.3	Capitalization, Etc	9

	2.4	Financial Statements	10

	2.5	Absence of Certain Changes	11

	2.6	Title to Assets	10

	2.7	Equipment	11

	2.8	Real Property; Leasehold	11

	2.9	Intellectual Property	11

	2.10	Regulatory Matters	14

	2.11	Material Contracts	14

	2.12	Liabilities	14

	2.13	Compliance with Laws	14

	2.14	Tax Matters	15

	2.15	Employee Benefit Plans; Labor Matters	17

	2.16	Environmental Matters	19

	2.17	Insurance	19

	2.18	Litigation	19

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Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	List of Stockholders delivering Stockholder Agreements and Written Consents
Exhibit B-2	Stockholder Agreement
Exhibit B-3	Stockholder Written Consent
Exhibit C	Certificate of Merger
Exhibit D	Letter of Transmittal
Exhibit E	Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of February 15, 2013, by and among: MILLENNIAL MEDIA, INC., a Delaware corporation (“Parent”); Mojo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); METARESOLVER, INC., a Delaware corporation (the “Company”); and MICHAEL DEARING, as the Stockholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly-owned subsidiary of Parent.

B.                                    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C.                                    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees have executed and entered into new employment arrangements with the Company which shall include Parent’s form of employee invention assignment agreement (the “Employment Agreements”) and non-competition agreements with the Company and Parent (the “Non-Competition Agreements”), in each case, to become effective upon the Closing.

D.                                    WHEREAS, certain employees of the Company will on the date hereof enter into letter agreements (collectively, the “Holdback Agreements”), effective upon consummation of the Merger, as an inducement to Parent and Merger Sub to enter into this Agreement.

E.                                     Concurrently with the execution of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each Company stockholder listed on Exhibit B-1 is delivering to Parent a stockholder agreement substantially in the form attached hereto as Exhibit B-2 (the “Stockholder Agreement”) and immediately following the execution and delivery of this Agreement, but in no event later than 5:00 p.m. Pacific time on February 18, 2013, the Company will secure from each Company stockholder listed on Exhibit B-1 a written consent substantially in the form attached hereto as Exhibit B-3 (the “Stockholder Written Consent” and the Stockholder Written Consents obtained from the Company stockholders listed on Exhibit B-1 the “Initial Stockholder Consents”) approving the Merger and adopting this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      DESCRIPTION OF TRANSACTION

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3                               Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Company’s offices, at 9:00 a.m. Pacific Standard Time on a date to be designated by the parties (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with the Closing on the Closing Date, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.

(a)                                 The certificate of incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Metaresolver, Inc.”.

(b)                                 The bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c)                                  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5                               Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)                                 any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)                                 any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)                                  except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.9, 1.10 and 1.11, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Company Common Stock that is unvested or subject to a repurchase option and including Company Common Stock issued upon conversion of Company Preferred Stock in connection with the Merger, shall cease to be an existing and issued share of Company Common Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the Per Share Merger Consideration (for the avoidance of doubt, each share of Company Common Stock that is unvested or subject to a repurchase option and outstanding immediately prior to the Effective Time shall, subject to the Holdback Agreements, become fully vested as of and effective immediately prior to the Effective Time); and

(d)                                 each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

1.6                               Stock Options.

(a)                                 Neither Parent nor Merger Sub shall assume any Company Options in connection with the Merger.  Not later than five (5) business days prior to the scheduled or anticipated Closing Date, the Company shall send a notice (the “Option Termination Letter”) to all holders of Company Options, which notice shall notify such holders that (w) Parent and the Merger Sub will not be assuming any Company Options following the Effective Time or substituting new options therefor, (x) that all outstanding Unvested Company Options shall become vested and fully exercisable as of and effective immediately prior to the Effective Time, (y) that each Company Option with an exercise price per share that is less than the Per Share Merger Consideration that is not exercised prior to the Effective Time will be cancelled and the holder of each such unexercised Company Option will be paid the Options Payout Amount (as defined below), if any, in the manner set forth in this Section 1.6(a), and (z) that each Company Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration shall be canceled at the Effective Time without payment of any consideration therefor.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option (whether vested or unvested) with an exercise price per share that is less than the Per Share Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time, shall be canceled at the Effective Time and the holder thereof, subject to Sections 1.9, 1.10 and 1.11, shall be entitled to receive, a cash payment in an amount, if any, equal to (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Option immediately prior to the Effective Time, multiplied by (ii) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per share of such Company Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder thereof) (the “Options Payout Amount”).  The right of any holder of Company Options to receive the Options Payout Amount pursuant to this Section 1.6(a) shall be subject to and reduced by the amount of any withholding that is required under applicable Law.  To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.  Notwithstanding the foregoing, each Company Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration shall, at the Effective Time, be canceled without payment of any consideration therefor.

(b)                                 Prior to the Effective Time, the Company agrees to take all action necessary to (i) effect the cancellation and cash-out of Company Options as contemplated by this Section 1.6, including but not limited to having the board of directors of the Company adopt all resolutions or take such other actions (including obtaining any required waivers or consents) as may be required to effect the transactions described in this Section 1.6 as of the Effective Time, and (ii) terminate the Company Equity Plan, effective as of the Closing Date.

1.7                               Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent may take such action, so long as such action is consistent with the terms and conditions of this Agreement.

1.8                               Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (or if applicable, Section 1.11); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a Company Stock Certificate is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be physically canceled and shall be exchanged as provided in Section 1.9.

1.9                               Exchange/Payment.

(a)                                 Prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”).  At the Closing, Parent shall deposit with the Payment Agent cash in the amount of the Payment Amount.  No later than the Effective Time, the Payment Agent shall mail to the holders of Company Capital Stock and the holder of the Non-Employee Optionholders, in each case as of immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letters of Transmittal”), (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the cash amounts payable in accordance with Section 1.5 and (iii) instructions for use in effecting the surrender of Company Options held by Non-Employee Optionholders in exchange for the Options Payout Amount, if any, which instructions shall include, without limitation, the requirement that each Non-Employee Optionholder sign the Option Termination Letter as a condition to receipt of the Options Payout Amount, if any.  Subject to the terms of any Holdback Agreement, upon surrender of a Company Stock Certificate to the Payment Agent for payment, together with a duly executed Letter of Transmittal, and in no event later than five (5) business days after receipt of such Company Stock Certificate and duly executed Letter of Transmittal after the Closing Date, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share evidenced by such Company Stock Certificate less the amount to be withheld in escrow in accordance with Section 1.10 of this Agreement and (B) the Company Stock Certificate so surrendered shall be canceled.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the Per Share Merger Consideration with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate to provide an executed affidavit to Parent in a form reasonably acceptable to Parent, which affidavit shall include an agreement to indemnify and hold harmless Parent and the Payment Agent from and against any losses arising therefrom.  Upon surrender of customary documentation relating to a Company Option held by a Non-Employee Optionholder to the Payment Agent for payment together with duly completed and properly executed IRS Forms W-8 and/or W-9 (or substitute forms thereof), as applicable, the holder of such Company Option, as applicable, shall be entitled to receive in exchange therefor the applicable Options Payout Amount, as applicable, less the amount to be withheld in escrow in accordance with Section 1.9 of this Agreement.

(b)                                 Promptly following the Effective Time (and in any event no later than the Company’s next regularly scheduled payroll date following the Closing) and subject to Sections 1.9(e), 1.10 and 1.11, as applicable, upon the surrender of customary documentation relating to a Company Option held by each Employee Optionholder (including, without limitation, the requirement that each Employee Optionholder sign the Option Termination Letter), Parent shall cause the Surviving Corporation to pay to each Employee Optionholder an amount equal to the applicable Options Payout Amount, if any, with respect to such Company Option, less the amount to be withheld in escrow in accordance with Section 1.10 of this Agreement. The payments described in the preceding sentence shall be effected through the Surviving Corporation’s customary payroll processes.

(c)                                  Any portion of the amounts payable in accordance with Section 1.5 that remains undistributed to holders of Company Stock Certificates or Company Options as of the first anniversary of the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Company Options who have not theretofore surrendered the documentation contemplated under this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the cash amounts payable in accordance with Sections 1.5 and 1.6, without interest thereon.

(d)                                 Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or Company Options with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property law or escheat law.

(e)                                  Each of Parent, Merger Sub, the Surviving Corporation, the Payment Agent and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Capital Stock or Company Options the amounts Parent, Merger Sub, the Surviving Corporation, the Payment Agent or the Escrow Agent is required to deduct and withhold under the Code or any other Tax Law; provided, however, in the event Parent, Merger Sub, the Surviving Corporation, the Payment Agent or the Escrow Agent determines it is required to so deduct and withhold, prior to any such deduction and withholding it shall consult with the Stockholders’ Representative in good faith regarding such requirement and whether such requirement may be avoided or otherwise mitigated.  To the extent that amounts are so withheld and properly paid over to the applicable Tax Governmental Body, any withheld amounts will be treated as having been paid to the applicable holder of Company Capital Stock or Company Options.

1.10                        Escrow.

(a)                                 On the Closing Date, Parent shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, cash in an amount equal to $2,100,000 (the “Escrow Amount”), which shall serve as security for the Participating Securityholders’ indemnification obligations pursuant to Section 8.  Subject to the terms of the Holdback Agreements, the Pro Rata Fraction of the Escrow Amount shall be withheld from the Merger Consideration Amount otherwise payable to each of the Participating Securityholders.  The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  Subject to the Holdback Agreements, any amounts held in the Escrow Fund that are not subject to then outstanding indemnification claims shall be released to the Participating Securityholders within three (3) business days following the date that is the second anniversary of the Closing Date.

(b)                                 Subject to the Holdback Agreements, each distribution of cash made from the Escrow Fund to the Participating Securityholders shall be made in proportion to the respective Pro Rata Fractions of the Participating Securityholders at the time of such distribution.

(c)                                  Any income, gains, losses and expenses of the Escrow Fund shall be included by Parent as taxable income or loss of Parent, and any income and gains of the Escrow Fund shall be available to Parent as part of the Escrow Fund, and if not paid to Parent in connection with an indemnification claim in accordance with Section 8 shall ultimately be distributable to the Participating Securityholders in accordance with this Agreement and the Escrow Agreement.

(d)                                 The approval of this Agreement by the Company Stockholders, and the acceptance of a portion of the Merger Consideration Amount by the Participating Securityholders, shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in the Escrow Fund in accordance with the terms hereof and thereof.

1.11                        Appraisal and Dissenters’ Rights.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL and shares of Company Capital Stock that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the CCC (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL or Chapter 13 of the CCC with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the CCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive a cash payment determined in accordance with Section 1.5 (subject to Section 1.10) upon surrender of the certificate representing such shares in accordance with the terms of Section 1.9.

(b)                                 The Company shall give Parent:  (i) prompt notice of:  (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CCC; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or the CCC; and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal.  Following the Effective Time, neither the Surviving Corporation nor Parent shall, except with the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (x) makes any payment or payments with respect to any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 1.5 of this Agreement or (y) incurs any Damages in respect of any Dissenting Shares (excluding payments for such shares) ((a) and (b) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 8 hereof the amount of such Dissenting Share Payments.

1.12                        Stockholders’ Representative.

(a)                                 In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.10, 1.11 and 8, the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the Letters of Transmittal shall be deemed to have designated Michael Dearing as the representative of the Participating Securityholders (the “Stockholders’ Representative”).

(b)                                 In the event the Stockholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Pro Rata Fractions at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)                                  By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of the Letter of Transmittal contemplated by Section 1.9, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)                                    the Stockholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreement and which shall be binding on each Participating Securityholder.  The Stockholders’ Representative hereby accepts such appointment;

(ii)                                without limiting the foregoing, as of the Effective Time the Stockholders’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing;

(iii)                            Parent shall be entitled to rely conclusively, and shall be protected in acting, or refraining from acting, upon any written notice, instruction, request or decision given or made by the Stockholders’ Representative as to any of the matters described in this Section 1.12 as if such notice, instruction, request or decision had been given or made by all of the Participating Securityholders, and no party shall have any cause of action against Parent or the Surviving Corporation for any action or inaction of Parent in reliance upon any such notice, instruction, request or decision;

(iv)                             all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon each of the Participating Securityholders;

(v)                                 no Participating Securityholders shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of the Stockholders’ Representative;

(vi)                             the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement; and

(vii)                         the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)                                 As between the Participating Securityholders and the Stockholders’ Representative, the Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Stockholders’ Representative shall be entitled to be indemnified and held harmless and reimbursed by the Participating Securityholders against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and in connection with any Stockholders’ Representative expenses, at the election of the Stockholders’ Representative, at any time (i) from the Escrow Fund, to the extent any funds remain in such fund; or (ii) from the Participating Securityholders according to each Participating Securityholder’s Pro Rata Fraction; provided, however, that no Participating Securityholder shall be liable to the Stockholders’ Representative for any amount in excess of the portion of the Merger Consideration Amount to which such Participating Securityholder has received.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Section 2 to which it relates and shall be deemed to be disclosed with respect to any other Section, Subsection or other representations and warranties that it is reasonably apparent from the actual text of the disclosures, and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Parent and Merger Sub under this Section 2) as follows:

2.1                               Due Incorporation; No Subsidiaries; Etc. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted; and (iii) is qualified do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its activities makes such qualification materially necessary to the Company’s business as currently conducted.  The Company does not have, and except as referred to in this Section 2.1, has never had, any subsidiaries. Except as set forth on Part 2.1 of the Disclosure Schedule, the Company does not hold any equity interests, or rights to acquire any equity interests, in any other Entity, other than investment securities.

2.2                               Certificate of Incorporation and Bylaws.  The Company has delivered or otherwise made available to Parent or its counsel copies of the certificate of incorporation and bylaws, including all amendments thereto, of the Company as in effect as of the date hereof.

2.3                               Capitalization, Etc.

(a)                                 As of the date of this Agreement, the authorized capital of the Company consists of: (i) 10,000,000 shares of Company Common Stock, of which 4,058,395 shares are issued and outstanding; and (ii) 1,541,665 shares of Series Seed Preferred Stock, all of which are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Capital Stock are as stated in the Company’s certificate of incorporation. As of the date hereof, the holders of record of the Company Capital Stock is as set forth in Part 2.3(a) of the Disclosure Schedule, which further sets forth, for each such Person, the number of shares held by such Person.

(b)                                 750,000 shares of Company Common Stock are reserved for issuance under the Company Equity Plan, of which 261,656 shares are subject to outstanding Company Options.  Part 2.3(b) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option, the name of the holder of such Company Option, whether such Company Option is an incentive stock option or a nonqualified stock option, the type and number of shares of Company Common Stock issuable upon the exercise of such Company Option, the vesting schedule of such Company Option, and the exercise price of such Company Option.  The exercise price of each Company Option is equal to or greater than the grant date fair market value of each share of Company Common Stock issuable upon exercise of such Company Option.

(c)                                  Except for (x) the Company Options and as set forth in Part 2.3(c) of the Disclosure Schedule, (y) the conversion privileges of the Company Preferred Stock, and (z) those rights set forth in Part 2.3(c) of the Disclosure Schedule, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any Company Stockholder or holder of Company Options, is a party requiring, and there are no securities of the

Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company; (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (B) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d)                                 Except for those rights set forth in Part 2.3(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote.  There are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company, or, to the Company’s Knowledge, any Company Stockholder or any holder of Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(e)                                  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities Laws.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

2.4                               Financial Statements.

(a)                                 The Company has delivered or otherwise made available to Parent or its counsel: (i) the Company’s unaudited balance sheet as of December 31, 2012, and (ii) the Company’s unaudited statement of operations and statement of cash flows for the year ended December 31, 2012 and (iii) the unaudited balance sheet of the Company as of January 31, 2013 (the “Unaudited Balance Sheet”), unaudited statement of operations and unaudited statement of cash flows for the one month period ended January 31, 2013 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition, operating results and cash flows of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except (x) as may be indicated in the footnotes to such financial statements and (y) that the financial statements may not contain footnotes and are subject to normal year-end adjustments (which adjustments are not expected to be material in the aggregate).

(b)                                 All books of account, registers and records have been maintained by the Company, are in its possession and contain accurate information in all material respects relating to all transactions to which the Company has been a party in accordance with all applicable Law.  There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

2.5                               Absence of Certain Changes.  Except as expressly contemplated by this Agreement, between the date of the Unaudited Balance Sheet and the date of this Agreement, there has not occurred: (a) any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Material Adverse Effect on the Company; or (b) any event or action that would require the consent of Parent pursuant to Section 4.2 if such event or action occurred during the Pre-Closing Period.

2.6                               Title to Assets.  The Company has good and valid title to all assets owned by it, other than Intellectual Property which is covered by Section 2.9, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet).  Except as set forth in Part 2.6 of the Disclosure Schedule, all of such assets are owned by the Company free and clear of any Liens (other than Permitted Encumbrances).

2.7                               Equipment.  All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.8                               Real Property; Leasehold.  The Company does not own any real property, and the Company does not own any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8(a) of the Disclosure Schedule (the “Leased Real Property”).  The Company is in material compliance with such real property leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances.  Except as identified in Part 2.8(b) of the Disclosure Schedule, the Company has not granted any other Person the right to occupy or use any Leased Real Property.  All facilities leased by the Company are in reasonably good condition (ordinary wear and tear and ordinary maintenance excepted), suitable for the purposes for which they are used in all material respects.   Except as identified in Part 2.8(c) of the Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contracts granting to any other Person the right of use or occupancy of any Leased Real Property.  The Company has not received written notice of (a) default or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar Proceeding pending or threatened against all or any portion of any Leased Real Property.

2.9                               Intellectual Property.

(a)                                 Part 2.9(a) of the Disclosure Schedule identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered, filed or applied for and the applicable registration or serial number; (iii) the status of such item; and (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Each item of Registered IP is subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Registered IP and recording the Company’s ownership interests therein.

(b)                                 The Company has good and unexpired title to (free and clear of all liens, mortgages, encumbrances, security interests, claims, charges or pledges (individually, a “Lien” and collectively, “Liens”) other than Permitted Encumbrances) or otherwise possesses adequate rights to use, all of the Company Intellectual Property.  There is no Intellectual Property owned by any third party that is required by the Company to conduct its business as currently conducted or as currently proposed by the Company to be conducted after the Closing, that the Company is not currently authorized to use.

(c)                                  The Company’s conduct of its business as currently conducted has not infringed or misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of others.  The Company has not received any written communication from any Person asserting any claim or any non-written overt threat regarding the use of, or challenging or questioning the Company’s right or title in, any Company Intellectual Property or alleging infringement or misappropriation of any Intellectual Property.

(d)                                 To the Company’s Knowledge, (i) no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating any Company Intellectual Property and (ii) there is no unauthorized use, disclosure, misappropriation or other violation of any Company Intellectual Property by any Company Employee.

(e)                                  Part 2.9(e) of the Disclosure Schedule identifies each Material Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees and consultants, (ii) non-disclosure agreements and (iii) standard non-exclusive licenses to commercially available third-party software having a license fee of less than $10,000 annually).

(f)                                   Part 2.9(f) of the Disclosure Schedule lists each outbound license of Company Intellectual Property, other than any non-disclosure agreements entered into in the ordinary course of business that do not constitute Material Contracts.

(g)                                 The Company has taken all commercially reasonable security measures consistent with industry practices, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its trade secrets. The Company has not, except to Company’s employees, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company source code.  No event has occurred, and to the Company’s Knowledge no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Company source code.

(h)                                 The Company maintains, and has been in compliance with, policies and procedures regarding data security, data protection and privacy with respect to any trade secret data included in the Company Intellectual Property that are commercially reasonable and consistent with industry practices and data protection authorizations required by such policies and procedures are in place.  All Company Employees have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed during their employment or engagement for the Company, the form of which has been provided to Parent.  No Company Employee is in violation of any term of such agreement or any other contract or agreement relating to the relationship of such current or former employee or service provider of the Company with the Company.  To the Company’s Knowledge, there has been no material breach in the security, or any material violation of, any security, data protection or privacy policy involving data included in any trade secrets included in the Company Intellectual Property.  To the Company’s Knowledge, there has been no material unauthorized access to or material unauthorized use of any third party confidential data by the Company, including any data, including any Personally Identifiable Information, obtained from the Company’s customers which the Company is obligated to maintain in confidence.

(i)                                    Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of this Agreement or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any material limitation on Parent or Merger Sub’s right, title or interest in or to any Company Intellectual Property.

(j)                                    The Company has not entered into any contract or other arrangement to indemnify any Person against any third party charge of infringement, misappropriation, unauthorized use or other violation of any Intellectual Property.

(k)                                 Part 2.9(k) of the Disclosure Schedule lists all software distributed as “open source software” or under a similar licensing or distribution model (“Open Source Software”) that has been incorporated into or used in the delivery of any product or service of the Company in any way and describes in reasonably specific detail the manner in which such Open Source Software was incorporated.  The Company has not used Open Source Software in any manner that would: (i) require the disclosure or distribution in source code form, or the licensing, of any Company Intellectual Property or (ii) create, or purport to create, obligations with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property, or (iii) impose any material limitation, restriction or condition on the right of the Company to use or distribute any Company Intellectual Property.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Parent.

(l)                                    Part 2.9(l) of the Disclosure Schedule generally describes general categories of all information that alone or in combination with other information held by the Company can be used to specifically identify a natural person (“Personally Identifiable Information”) collected by the Company (i) through Internet websites owned, maintained or operated by the Company (“Company Sites”), (ii) through or in connection with any products or services provided to customers (“Company Services”), or (iii) from third party providers. The Company has complied with all applicable Laws, contractual obligations, and its internal privacy policies relating to: (i) the privacy of users of Company Sites, and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. The Company has posted privacy policies on the Company Sites governing the Company’s use of Personally Identifiable Information collected by the Company and disclaimers of liability on the Company Sites and the Company Services, and the Company has complied with such applicable privacy policies in all material respects.  Copies of all current and prior public-facing privacy policies that apply to the Company Sites or the Company Services are attached to Part 2.9(l) of the Disclosure Schedule.  Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been materially inaccurate, misleading or deceptive or in violation of any applicable Laws.  With respect to all Personally Identifiable Information required to be described in Part 2.9(l) of the Disclosure Schedule, the Company has taken reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to cause such Personally Identifiable Information to be protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of such Personally Identifiable Information.  The execution, delivery and performance of this Agreement will comply with all applicable Laws relating to privacy and with the Company’s privacy policies.  The Company has not received any complaint regarding the Company’s collection, use or disclosure of Personally Identifiable Information.

2.10                        Regulatory Matters.  The Company has obtained and maintains all necessary and applicable authorizations, licenses, permits, registrations, certificates and certifications required by the United States and comparable Laws of each other Governmental Body having jurisdiction over the operations of the Company in order to engage in the conduct of its business as currently conducted (the “Company Licenses”) other than those the failure of which to possess is immaterial, and the Company is in compliance with the terms and conditions of each Company License.  The Company has not received any notice that any other Governmental Body has commenced and no Governmental Body has threatened to initiate, any action to suspend, modify, revoke or cancel any of the Company Licenses.  To the Company’s Knowledge, there are no facts in existence that are reasonably likely to cause any suspension, modification, revocation or cancellation of any of the Company Licenses.

2.11                        Material Contracts.

(a)                                 Part 2.11(a) of the Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement.  The Company has delivered or otherwise made available to Parent or its counsel a copy of each such Material Contract.

(b)                                 With respect to each Material Contract: (i) such Material Contract is in full force and effect, (ii) such Material Contract is, to the Company’s Knowledge, with respect to each party thereto other than the Company, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge no other party to such Material Contract is in material breach or material default of such Material Contract nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

2.12                        Liabilities.  There are no Liabilities of the Company other than: (a) those set forth or adequately provided for in the Unaudited Balance Sheet; (b) those incurred after the date of the Unaudited Balance Sheet arising in the ordinary course of business and consistent with past practice (none of which in either case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); and (c) those arising under this Agreement.  The Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business.

2.13                        Compliance with Laws.  The Company is in material compliance with, and during the past five (5) years has been in material compliance with, applicable Laws, including those relating to employment and Anti-Corruption Laws, and during the past five (5) years the Company has not received any written notices of any violation with respect to, such Laws. Except as set forth on Part 2.13 of the Disclosure Schedule, during the time that is five (5) years prior to the date of this Agreement, the Company has not: (i) received any written notice or allegation from any Person, with respect to any alleged act or omission arising under or relating to any noncompliance with Law or (ii) conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to any noncompliance with Law.  The Company is not and has never been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, Proceeding, order or directive by any Governmental Body. For purposes of clarity, the Company makes no representation or warranty in this Section 2.13 with respect to any legal requirements relating to privacy Law or compliance with Laws relating to Intellectual Property solely to the extent that infringement or misappropriation of Intellectual Property would constitute noncompliance with such Laws.

2.14                        Tax Matters.

(a)                                 The Company has duly and timely filed all Company Returns that it was required to file under applicable Laws.  Except as set forth in Part 2.14(a) of the Disclosure Schedule, all such Company Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.  All material Taxes due and owing by the Company (whether or not shown on any Company Return) have been paid, except for Taxes adequately reserved for on the Company Financial Statements.  The Company Financial Statements adequately reserve for unpaid Taxes accrued through the date thereof in accordance with GAAP (including pursuant to Accounting Standards Codification 740-10).  The Company has not incurred any liability for Taxes since the date of the Unaudited Balance Sheet other than in the ordinary course of business.  The Company is not currently the beneficiary of any extension of time within which to file any Company Return.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)                                 Except as set forth in Part 2.14(b) of the Disclosure Schedule, the Company has not been notified by any Governmental Body that any Tax audit is contemplated or pending.  The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c)                                  The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation, and is not and has not been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation).  The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, other place of business or source of income in that jurisdiction.  No claim has ever been made by a Governmental Body that the Company is or may be subject to taxation by a jurisdiction in which it does not file a Company Return.

(d)                                 The Company has (A) except as set forth in Part 2.14(d) of the Disclosure Schedule, never been a member of an affiliated group corporations (other than an affiliated group of which the Company is the common parent), (B) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement) other than any member of an affiliated group of which the Company is the common parent, as a transferee or successor, by contract or agreement, by operation of Law or otherwise, and (C) never been a party to any joint venture, partnership or other arrangement that, to the Company’s Knowledge, could be treated as a partnership for Tax purposes.  The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than any commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(e)                                  The Company timely has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party and has otherwise complied in all material respects with all information reporting and other Laws related to such withholding requirements.

(f)                                   The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)                                 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the treasury regulations promulgated thereunder.  The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2), or any similar transaction under any provision of applicable Law.

(h)                                 The Company will not be required to include any income or gain in, or exclude any deduction or loss from, taxable income for any taxable period or portion thereof after the Closing as a result of (A) any change in method of accounting made prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) deferred intercompany gain or excess loss account under the Treasury Regulations under Section 1502 of the Code, (D) installment sale or open transaction disposition consummated prior to the Closing, or (E) prepaid amount received prior to the Closing.  The Company has not taken any other action, other than in the ordinary course of business in accordance with past practice, that would have the effect of deferring a measure of Tax (including income, sales, gross receipts or payroll) from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date.

(i)                                    Each of the Company is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement with or order of a Governmental Body with respect to the Company (each a “Tax Incentive”).  Part 2.14(i) of the Disclosure Schedule accurately lists each such Tax Incentive, and true and complete copies of all documentation relating to such Tax Incentives have been made available to Parent prior to the date hereof.  The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j)                                    Except as set forth in Part 2.14(j) of the Disclosure Schedule, there is no Company Plan, agreement, arrangement, or other contract covering any Employee, and no payments have been made or will be made to any Employee, that, considered individually or collectively with any other Company Plan, agreement, arrangement, or contract or payments, will be, or could reasonably be expected to be, characterized as an “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof), including as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, whether alone or in combination with any other event. There is no written or unwritten agreement, arrangement, or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k)                                 Each Company Plan is either exempt from or has been established, documented, maintained and operated in compliance in all material respects with Section 409A of the Code and the applicable guidance thereunder.  The Company Options and other stock rights within the meaning of Section 409A of the Code have been granted with an exercise price or strike price that is no less than the fair market value of the underlying shares of Company Common Stock issuable upon exercise thereof on the date of grant of such Company Options or stock rights and otherwise contain no features for the deferral of compensation within the meaning of Section 409A of the Code other than the deferral of the recognition of income until the later of the exercise or disposition of such Company Option or stock right.  The Company has no obligation to provide for the gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code, including, without limitation under Sections 4999 or 409A of the Code.

(l)                                    Part 2.14(l) of the Disclosure Schedule accurately lists each Company Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement maintained, established or entered into by the Company and any of its ERISA Affiliates for the benefit of any Employee that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code. Neither the Company nor any of its ERISA Affiliates has any liability to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to Section 457A of the Code.

2.15                        Employee Benefit Plans; Labor Matters.

(a)                                 Part 2.15(a) of the Disclosure Schedule contains a true, correct and complete list of (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, (ii) each other severance pay, salary continuation, employment, change-in-control, retention, bonus, incentive, vacation, sick leave, disability, group insurance, hospitalization, medical, dental, life insurance, stock option, stock purchase, phantom stock, equity compensation, employee loan, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) each other employee benefit plan, contract, program, policy, fund or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case, which is maintained, sponsored, administered, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Company Employee, or with respect to which the Company (or the PEO, as applicable) has had or has, any present or future liability, contingent or otherwise (collectively, the “Company Plans”).

(b)                                 With respect to each Company Plan, the Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) of the Company Plan and any documents embodying the terms of such Company Plan (and any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter or opinion letter, as applicable; (iii) the most recent summary plan description and other written communications (or a written description of oral communications) by Company to the participants concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve (12) months immediately following the Closing Date; (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; and (vi) all correspondence to or from any Governmental Body relating to any Company Plan.  The Company has provided to Parent a copy of all reports or analyses prepared internally or by third party firms providing valuations of the Company’s Common Stock for purposes of compliance with Sections 409A or 422 of the Code.  The Company has provided to Parent a copy of all elections filed under Section 83(b) of the Code with respect to compensatory awards of the Company’s common stock to any service provider of the Company.

(c)                                  Each Company Plan has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including, without limitation, ERISA and the Code.  All unpaid amounts attributable to any such Company Plan for any period prior to the Closing Date have been paid or, if not yet required to be paid as of the Closing Date, will be accrued on the Company Financial Statements in accordance with GAAP.  There is no a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or any plan, agreement or arrangement that would be a Company Plan if adopted or to modify any existing Company Plan, except as required by applicable Law.  Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent or the Surviving Corporation, to merge, amend or terminate any of the Company Plans.

(d)                                 Each Company Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination from the IRS as to its qualified status under the Code, or with respect to a prototype Company Plan, the prototype sponsor has received a favorable IRS opinion letter as to its qualified status, and the trusts maintained pursuant to each such Company Plan are exempt from federal income taxation under Section 501 of the Code.  Nothing has occurred since the most recent determination or opinion letter that will or could reasonably be expected to adversely affect such favorable determination.

(e)                                  Except as set forth in Part 2.15(e) of the Disclosure Schedule, or as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) will result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the provision of any gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code.

(f)                                   Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or is obligated to contribute to, or has in the previous six years sponsored, maintained, contributed to or been obligated to contribute to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) subject to Section 412 of the Code or Title IV or Section 302 of ERISA.  The Company has no liability, contingent or otherwise, in respect of post-retirement health, medical or life insurance benefits or coverage, except as required to be provided under Section 4980B and at the sole expense of the participant.  No Company Plan (other than a health flexible spending account or dependent care spending account) provides health benefits that are not fully insured through an insurance contract.

(g)                                 With respect to each Company Plan, there are (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred and (ii) no audits, inquiries, actions, investigations, suits, claims or penalties with respect to any Company Plan are pending or, to the Company’s Knowledge, threatened, and there are no facts that would reasonably be expected to give rise to any such actions, suits, claims or penalties against any Company Plan, any fiduciary with respect to any Company Plan or the assets of a Company Plan (other than a routine claim for benefits).

(h)                                 Part 2.15(h) of the Disclosure Schedule sets forth an accurate and complete list of (A) all current and former employees of the Company, including each employee’s name; title or position; start date; base salary or base hourly rate; any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements); status as exempt or non-exempt, full-time or part-time status; temporary status; accrued but unused vacation or other paid leave balance; termination notice period; severance entitlements; primary work location; inactive (leave of absence) status; and termination date; and (B) all individuals currently performing services for the Company who are classified as independent contractors or consultants, including the respective compensation of each independent contractor or consultant, and date of engagement.  Other than as listed on Section 2.15(h) of the Disclosure Schedule, each employee of the Company is employed on an “at-will” basis and may be terminated with or without cause and with or without advance notice, for any reason or no reason at all, and without payment of severance or compensation other than accrued wages.

The Company is not and has never been a party or otherwise bound to any collective bargaining agreement, employment agreement for a specified duration or severance agreement (excluding employment or severance obligations under applicable foreign Laws).  The Company is, and at all times has been, in substantial compliance with all contracts and any other obligations due to or in connection with (i) any current or former independent contractor or consultant; and (ii) any current or former Company employee.  The Company has never had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, union organizing activity, or question concerning representation, by or with respect to any of its employees. No investigation, review, complaint or Proceeding by any Governmental Body or employee or former employee with respect to the Company in relation to any actual or alleged violation of any Law governing the employment of labor is pending or, to the Company’s Knowledge, threatened, nor has the Company received any notice from any Person indicating an intention to conduct the same.   The Company is not liable for the payment of any arrears of wages or other Taxes, penalties, fines, benefits or other compensation of any kind, however designated, for failure to comply with any of the foregoing.

(i)                                    No Key Employee of the Company has notified the Company of an intent to terminate employment with the Company, and the Company has no Knowledge of such intent.

2.16                        Environmental Matters.  The Company is and has been in material compliance with all applicable Environmental Laws.  The Company has not received any written notice from a Governmental Body or any Person that alleges that the Company is violating any Environmental Law or is subject to any liability arising from or related to any Environmental Laws.  To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body or any Person that alleges that such current or prior owner or the Company is violating any Environmental Law or is subject to any liability arising from or related to any Environmental Laws.

2.17                        Insurance.  Part 2.17 of the Disclosure Schedule lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder.  The Company has made available to Parent copies of all such insurance policies. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  The Company is in compliance in all material respects with the terms of such policies.  The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18                        Litigation.  As of the date of this Agreement, there is no lawsuit or other legal Proceeding pending before any court of competent jurisdiction (or, to the Knowledge of Company, being overtly threatened) against the Company.

2.19                        Authority; Binding Nature of Agreement.  The Company has the requisite corporate power and authority to perform its obligations under this Agreement, subject to obtaining the Required Company Stockholder Vote, and the execution, delivery and performance by Company of this Agreement have been duly authorized by all necessary corporate action on the part of the board of directors of the

Company.  Assuming the due authorization, execution and delivery by Parent and Merger Sub in accordance with their respective terms, this Agreement constitutes the legal, valid and binding obligation of Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20                        Non-Contravention; Consents.  Except as set forth in Part 2.20 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, when duly approved by the Company Stockholders, will not cause a: (a) violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (b) violation by the Company of any Law applicable to the Company other than violations as would be immaterial to the Company as a whole; or (c) default on the part of the Company under any Material Contract.  Except as set forth in Part 2.20 of the Disclosure Schedule and except as may be required by the DGCL, the HSR Act or any other antitrust Law or governmental regulation, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.  Part 2.20 of the Disclosure Schedule sets forth all necessary Consents of parties to any Material Contract that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing.

2.21                        Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.22                        Related Party Transactions.  Except as set forth in Part 2.22 of the Disclosure Schedule, the Company is not a party to any contract, agreement or other arrangement with any of its officers, directors, stockholders or employees (or any relative thereof) other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company in the ordinary course of business, (c) benefits due under Company Plans and fringe benefits not required to be listed on Part 2.15(a) of the Disclosure Schedule and (d) agreements relating to outstanding Company Options.  To the Company’s Knowledge, no officer, director or Company Stockholder has a material interest in any Material Contract or in any competitor of the Company.

2.23                        Restrictions on Business Activities.  Except as set forth on Part 2.23 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, or to the Company’s Knowledge, upon any Company Employee or service provider, which restricts the Company’s or, after the consummation of the Merger, the Surviving Corporation’s, or Parent’s, ability to engage in any line of business or compete with any Person.

2.24                        Certain Business Practices.  The Company has not, at any time since its inception, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect.

2.25                        Minute Books.  The minutes of the Company delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company Stockholders, the board of directors of the Company (and any committees thereof) since the Company’s incorporation.  At the Closing, the minute books of the Company will be in the possession of the Company or its counsel.

2.26                        Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1                               Due Incorporation; Etc. Parent and Merger Sub (i) are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) have all necessary corporate power and authority to conduct their business in the manner in which their business is currently being conducted; and (iii) are qualified do business as a foreign corporation, and are in good standing, under the laws of all states where the nature of their activities makes such qualification materially necessary to the Parent’s and Merger Sub’s businesses as currently conducted.

3.2                               Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3                               Non-Contravention; Consents.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub other than violations as would be immaterial to Parent and Merger Sub as a whole.  Except as may be required by the DGCL, the HSR Act or any other antitrust law or governmental regulation, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract by which it is bound at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4                               Litigation.  As of the date of this Agreement, there is no lawsuit or other legal Proceeding pending before any court of competent jurisdiction (or, to the knowledge of Parent or Merger Sub, being overtly threatened) against Parent or Merger Sub challenging the Merger.

3.5                               No Financing Required. Parent has, and at the Effective Time will continue to have, sufficient unrestricted cash to enable it to perform its obligations under this Agreement.

3.6                               Merger Sub.  Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

4.                                      CERTAIN COVENANTS OF THE COMPANY

4.1                               Access.  During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s representatives with: (i) reasonable access at the Company’s facilities during normal business hours, or otherwise at mutually agreeable times and places, to the Company’s existing books and records for the purpose of enabling Parent to (x) verify the accuracy of the Company’s representations and warranties contained in this Agreement and (y) audit the Company’s financials and operations; and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its good faith reasonable discretion, result in the disclosure of any trade secrets of third parties, or jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or contravene any applicable Law; provided, however, that to the extent the Company does not permit access or deliver or make available any information on such basis, the Company shall inform Parent in writing of such decision and the general subject of such information to the extent permissible by Law (including to protect the attorney-client privilege or the attorney work product doctrine) or the terms of any contractual obligations of the Company.

4.2                               Conduct of the Business of the Company.  During the Pre-Closing Period, except (x) as set forth in Part 4.2 of the Disclosure Schedule, (y) as necessary to ensure that the Company complies with applicable Laws, or (z) with Parent’s prior written consent:  (i) the Company shall (A) carry on its business in the ordinary course and consistent with past practice, (B) use commercially reasonable efforts to preserve substantially intact its present business organization, and (C) use commercially reasonable efforts to preserve its material relationships with those parties to whom the Company has contractual obligations; and (ii) except as set forth in Part 4.2 of the Disclosure Schedule, the Company shall not:

(a)                                 amend its certificate of incorporation or bylaws;

(b)                                 split, combine or reclassify any of its capital stock or (except in connection with the conversion of Company Preferred Stock to Company Common Stock, the exercise of outstanding Company Options) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)                                  issue any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of outstanding Company Options or other rights for Company Common Stock, and (ii) the Company may issue shares of Company Common Stock in connection with the conversion of Company Preferred Stock;

(d)                                 declare, set aside or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(e)                                  incur any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(f)                                   make any capital expenditures, capital additions or capital improvements, in excess of $10,000 in the aggregate for each full or partial calendar month in the Pre-Closing Period;

(g)                                 reduce the amount of any material insurance coverage provided by existing insurance policies or fail to renew such policy following its expiration;

(h)                                 knowingly waive any material right of the Company under any Material Contract;

(i)                                    except as required under applicable Law or under the terms of any Company Plan set forth in Part 2.15 of the Disclosure Schedule in existence as of the date of this Agreement, (A) grant or increase any severance, termination pay, or retention payments or benefits, or enter into or amend any existing arrangement with any Company Employee, (B) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, or other arrangement that would be a Company Plan if it were in effect as of the date of this Agreement, (D) increase the compensation, bonus or other benefits payable to any directors, officers, employees or individual independent contractors, (E) accelerate the payment or vesting of any compensation or benefits, other than as expressly contemplated by this Agreement, (F) grant any equity or equity-based awards, (G) loan or advance any money or property to any Company Employee; or (H) terminate the employment of any Key Employee or any other officer of the Company, except for cause;

(j)                                    announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

(k)                                 acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(l)                                    sell or otherwise dispose of, lease or exclusively license any properties or assets of the Company which are material to the Company;

(m)                             enter into any Material Contract, amend in any material respect any Material Contract or terminate any Material Contract, other than, in each case, in the ordinary course of business;

(n)                                 file or amend any material Company Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by applicable Law), settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o)                                 change any of its methods of accounting or accounting practices in any material respect except as required by GAAP;

(p)                                 commence or settle any Proceeding; or

(q)                                 agree or commit to take any of the actions described in clauses “(a)” through “(p)” of this Section 4.2.

Nothing herein shall require the Company to obtain consent from Parent to do the foregoing if obtaining such consent would cause the Company to violate applicable Law.

4.3                               No Solicitation.

(a)                                 During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person (other than Parent or its representatives). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b)                                 Neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

(c)                                  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events prior to 5:00 p.m. Pacific time on the next business day after the day such request or Takeover Proposal is received) shall advise Parent orally and in writing of any request to the Company for nonpublic information that the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes could lead to any Takeover Proposal and the material terms and conditions of such request or inquiry.  The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

4.4                               Spreadsheet.  Prior to the execution of this Agreement, the Company shall deliver to Parent a spreadsheet in a form reasonably acceptable to Parent, prepared in accordance with this Section 4.4; provided, that the calculation of any amounts set forth on such spreadsheet pursuant to Section 4.4(a)(v), (vi), (vii) and (viii) and Section 4.4(b)(vii),(x),(xi) and (xii) are an estimate only as of the execution of this Agreement. No later than three (3) business days prior to the Closing Date, the Company shall deliver to Parent an updated spreadsheet (the “Spreadsheet”), which Spreadsheet shall be certified as complete and correct by the Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing:

(a)                                 with respect to each Company Stockholder, (i) such Person’s address, (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) the portion of the Merger Consideration Amount allocable to such Person according to its Pro Rata Fraction, (vi) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares, (vii) the amount of cash to be deposited into the Escrow Fund on behalf of such Person, (viii) any amounts required under applicable Law to be withheld and (ix) such other information relevant thereto or that Parent or the Payment Agent may reasonably request; and

(b)                                 with respect to each Company Optionholder, (i) such Person’s address (ii) the number of shares of Company Common Stock underlying each Company Option held by such Person,

(iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) the number of shares of Company Common Stock underlying each Company Option held by such Person that have vested as of immediately prior to Closing; (vi) the number of shares of Company Common Stock underlying each Company Option that have not vested as of immediately prior to Closing; (vii) the portion of the Merger Consideration Amount allocable to such Person according to its Pro Rata Fraction, (viii) the respective vesting arrangement(s) with respect to such Company Options (without giving effect to the transactions contemplated by this Agreement), (ix) whether such Company Options are incentive stock options or non-qualified stock options, (x) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Company Options, (xi) the amount of cash to be deposited into the Escrow Fund on behalf of such Person, (xii) any amounts required under applicable Law to be withheld; and (xiii) such other information relevant thereto or that Parent or the Payment Agent may reasonably request.

4.5                               Closing Financial Certificate. The Company shall prepare and deliver to Parent a draft of the Closing Financial Certificate not later than three (3) business days prior to the Closing Date. Without limiting the generality or effect of the foregoing, the Company shall provide to Parent, promptly after Parent’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

4.6                               280G Stockholder Vote.  Prior to the Closing, the Company will submit to a vote of the Company Stockholders (the “280G Stockholder Vote”), in a manner that satisfies the requirements of Q/A-7 of the Treasury Regulations under Section 280G of the Code (“Section 280G”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments and benefits in the nature of compensation that, but for such waiver (as applicable) and approval, will be treated or could reasonably be expected to be treated as “parachute payments” under Section 280G (either alone or in combination with any other event).  The Company shall, (i) at least three (3) business days prior to providing the applicable disqualified individuals with any required waivers, consents or agreements (the “Parachute Payment Waivers”) and the applicable stockholders with any materials necessary to comply with the 280G Stockholder Vote, provide a draft of the applicable materials to Parent and incorporate into such materials any reasonable comments that are timely provided by Parent and (ii) obtain any required Parachute Payment Waivers from each disqualified individual at least one (1) business day prior to conducting the 280G Stockholder Vote.  Prior to the Closing, the Company shall provide Parent with copies of all documents executed by the Company Stockholders and disqualified individuals in connection with the 280G Stockholder Vote.

5.                                      ADDITIONAL COVENANTS OF THE PARTIES

5.1                               Stockholder Consent or Approval.

(a)                                 Immediately following the execution of this Agreement but in no event later than 5:00 p.m. Pacific time on February 18, 2013, the Company shall deliver to Parent a true, correct and complete copy of the Initial Stockholder Consent evidencing the adoption by the Required Company Stockholder Vote of the Merger, this Agreement and the transactions contemplated hereby.

(b)                                 To the extent required by the DGCL or the CCC, the Company shall promptly deliver to any Company Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL and the CCC, which notice shall constitute the notice to Company Stockholders required by applicable Law that dissenters’ and/or appraisal rights may be available to Company Stockholders in accordance with the DGCL and the CCC.

(c)                                  Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”), shall be subject to prior review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the board of directors of the Company in favor of the Merger and this Agreement. The Company shall promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Law.

5.2                               Employee Benefits.

(a)                                 Prior to the date hereof, Parent (or an affiliate of Parent) delivered “at-will” offers of employment (the “Offer Letters”) to the employees of the Company set forth on Part 5.2(a) of the Disclosure Schedule who were then employed by the Company, with such offers of employment with Parent (or an affiliate of Parent), if accepted, to become effective on the Closing Date.  Each Employment Agreement or Offer Letter sets forth (i) the annual base salary that such employee will receive and (ii) the employee’s eligibility to participate in the employee benefit plans of Parent, as in effect from time to time, in each case, if such employee accepts employment with Parent (or an affiliate of Parent).  Each employee of the Company who executes an Offer Letter, or, if applicable, an Employment Agreement, for purposes hereof shall be a “Continuing Employee.”

(a)                                 No provision in this Section 5.2 will (i) create or be deemed to create any third-party beneficiary or other rights in any Employee or any other Person other than the parties to this Agreement, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company or the Parent or its subsidiaries, or (iv) require Parent to continue to maintain any employee benefit plan in effect following the Closing for Parent’s employees, including Continuing Employees.  Notwithstanding anything to the contrary in this Section 5.2, Parent and its subsidiaries and/or the Surviving Corporation may terminate the employment of any employee at any time after the Closing.

5.3                               Indemnification of Officers and Directors.

(a)                                 All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent prior to the date of this Agreement (collectively, the “Indemnification Agreements”), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available and unless otherwise required under applicable Law for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six (6)-year period shall continue to be subject to this Section 5.3(a) and the indemnification rights provided under this Section 5.3(a) until disposition of such claim.

(b)                                 From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and consistent with the Indemnification Agreements, indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person in his or her capacity as an officer, director or employee of the Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time.

(c)                                  Prior to the Effective Time, the Company shall purchase and maintain in effect a six (6)-year “tail” policy (the “Tail Policy”) for directors’ and officers’ liability insurance which covers each of the Company’s directors and officers and includes Parent as a beneficiary.  Nothing contained in this Section 5.3(c) shall preclude the Company from obtaining, prior to the Closing Date, a “tail” errors and omissions liability insurance policy covering acts or omissions occurring prior to the Closing Date.

(d)                                 The provisions of this Section 5.3 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs.  This Section 5.3 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.4                               Disclosure.  The contents of the initial press release (the “Initial Press Release”) with respect to the Merger shall be agreed upon by Parent and the Company.  Thereafter any time after the Effective Time, the Parent may, in Parent’s sole discretion, make additional public statements and issue such press releases relating to the Merger without the consent of the Company.  The Company shall not, and not permit any Company Stockholder or Company representative to, directly or indirectly, issue or make any statement or communication to any third party (other than in connection with obtaining the consents, votes and items required to be delivered to Parent, in each case in accordance with and pursuant to this Agreement, and to its legal, accounting and financial advisors that are bound by confidentiality restrictions regarding the existence or subject matter of this Agreement or the transactions contemplated hereby), without the consent of Parent.  Further, prior to the Effective Time, the Company shall not issue any press releases or other public announcement of the Company that is unrelated to this Agreement, the Merger or the transactions contemplated hereby.

5.5                               Indebtedness.  At least two (2) business days prior to Closing, the Company shall obtain a pay-off letter from each applicable Person of the amount(s) necessary to pay-off and satisfy in full all of its obligations with respect to any Indebtedness and to have all security interests and other Liens on the assets of the Company (other than Permitted Encumbrances) released.

5.6                               FIRPTA Certificate.  The Company shall have delivered to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.7                               Notification of Certain Matters.  During the Pre-Closing Period, the Company or Parent, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing as if such representation or warranty was made at the Closing (except for representations and warranties that speak as of an earlier date), and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.  No disclosure by the Company or Parent pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

5.8                               Tax Matters.

(a)                                 Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date and such Tax Returns shall be prepared and filed consistent with past practice of the Company, except as required by any applicable Law.

(b)                                 Parent and the Stockholders’ Representative agree to furnish or cause to be furnished to each other, upon request, as reasonably promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Parent and the Stockholders’ Representative agree to use their commercially reasonable efforts to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Body.

6.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1                               Accuracy of Representations and Warranties.  The representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) on and as of the date hereof and on and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

6.2                               Performance of Covenants.  The Company shall have performed and complied with, in all material respects, all of its covenants contained in Sections 4 and 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3                               Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4                               No Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by Parent illegal.

6.5                               No Litigation.  There shall not be pending before any court of competent jurisdiction any lawsuit or other Proceeding challenging the Merger.

6.6                               Closing Certificate.  The President or Chief Financial Officer and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 and 6.2 is satisfied in all respects. Parent shall also have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (i) certificate of incorporation, (ii) bylaws, (iii) board resolutions approving the Merger and adopting this Agreement, and (iv) stockholder resolutions approving the Merger and adopting this Agreement.

6.7                               Escrow Agreement.  The Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.8                               Third Party Consents.  The Consents identified on Part 6.8 of the Disclosure Schedule shall have been obtained.

6.9                               Resignations.  Parent shall have received resignations, dated and effective as of the Effective Date, of the individual directors and officers of the Company from their positions as directors and officers of the Company, and Parent shall have received evidence reasonably acceptable to Parent of the resignation of Mr. McAteer from the Advisory Board of Medio Systems, Inc.

6.10                        Employment Agreements, Non-Competition Agreements and Other Employee Matters.  None of the Key Employees shall have terminated employment with the Company or shall have terminated or repudiated his or her Employment Agreement or Non-Competition Agreement or shall be unable to continue or commence employment under his or her Employment Agreement upon Closing.  Each employee of the Company (other than the Key Employees) who has executed and delivered employment offer letters and Non-Competition Agreement shall not have terminated or repudiated such offer letters or Non-Competition Agreement.

6.11                        Closing Financial Certificate.  Parent shall have received the Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Parent to verify and determine the respective amounts of Transaction Expenses, Indebtedness and Closing Date Working Capital.

6.12                        Payoff Letters; Termination of Financing Statements. Parent shall have received (i) customary payoff letters, each in a form reasonably acceptable to Parent, executed by all Persons holding Indebtedness or to which Transaction Expenses of the Company have been or are to be paid (the “Payoff Letters”) and (ii) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date.

6.13                        Preliminary Audit Work.  If Parent’s auditors or advisors shall have completed preliminary audit fieldwork on the Company’s financial statements prior to the Closing Date, Parent’s auditors or advisors shall have informed Parent that there are no known issues or reasonably anticipated issues based upon the fieldwork that would cause delays in the completion of an audit of the Company’s financial statements so that it would be completed more than a reasonable amount of time after the Closing Date in order to comply with Parent’s public company reporting obligations. It is understood that if all other closing conditions have been satisfied, the failure of Parent’s auditors or advisors to complete preliminary audit fieldwork on the Company’s financial statements prior to such time shall not in itself be a condition precedent to the obligation of Parent to effect the Merger and otherwise consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding Parent’s auditors or advisors have not yet finished their preliminary audit fieldwork prior to the date on which all other closing conditions have been satisfied, if Parent shall have given written notice to the Company that, based upon the fieldwork completed as of such date, in Parent’s reasonable determination there are any known material issues or there is a reasonable basis to believe that an audit of the Company’s financial statements may not be completed within a reasonable amount of time after the Closing Date in order to comply with Parent’s public company reporting obligations, then this condition shall not be deemed to be satisfied.

6.14                        Conversion of Preferred Stock.  Effective no later than immediately prior to the Effective Time, all holders of Preferred Stock shall have converted their Company Preferred Stock to Company Common Stock and there shall be no Company Preferred Stock outstanding as of the Effective Time.

6.15                        No Material Adverse Effect. Since the date hereof, there shall have been no effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

7.                                      CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1                               Accuracy of Representations.  The representations and warranties of Parent and Merger Sub set forth in Section 3 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) on and as of the date hereof and on and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

7.2                               Performance of Covenants.  Parent and Merger Sub shall have performed and complied with, in all material respects, all of their covenants contained in Section 5 at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

7.3                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.4                               No Litigation.  There shall not be pending before any court of competent jurisdiction any lawsuit or other Proceeding challenging the Merger.

7.5                               Closing Certificate.  A duly authorized officer of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 7.1 and 7.2 is satisfied in all respects.

7.6                               Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.7                               Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

8.                                      INDEMNIFICATION

8.1                               Indemnification by Participating Securityholders.  Subject to the other provisions of this Section 8, the Participating Securityholders shall defend and indemnify Parent, the Surviving Corporation, their subsidiaries and their respective officers, directors, agents, employees, representatives and each Person, if any, who controls or may control Parent within the meaning of the Securities Act in respect of, and hold them harmless against, any Damages suffered by Parent or the Surviving Corporation resulting from: (a) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent pursuant to this Agreement or third party claim that, if determined adversely, would constitute such an inaccuracy, (b) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (c) any inaccuracy in the Spreadsheet or the Closing Financial Certificate, (d) any Dissenting Share Payments, (e) any Indemnified Third Party Claim (provided, however, that the Participating Securityholders will not be liable for the portion of an Indemnified Third Party Claim that alleges infringement, misappropriation, or other violation of a third party’s Intellectual Property rights by any conduct of the Company’s business to the extent that the infringement, misappropriation, or other violation arises out of a combination of any Company product, service, technology, or Intellectual Property that was in existence before the Closing Date with any other product, service, technology, or Intellectual Property, if such alleged infringement would not have occurred absent such combination), and (f) any Indemnified Taxes. Materiality standards or qualifications in any representation, warranty or covenant shall be disregarded for purposes of determining the amount of Damages with respect to such breach, default or failure to be true or correct (but not in for purposes of determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true or correct) exists).

8.2                               Third Party Claims.  In the event Parent or any other Indemnified Party becomes aware of a third-party claim (including any action or Proceeding commenced or threatened to be commenced by any third-party) that Parent or any other Indemnified Party reasonably believes may result in indemnification pursuant to Section 8.1, Parent shall promptly notify the Stockholders’ Representative in writing of such claim and shall also deliver a copy of the Claim Notice to the Escrow Agent contemporaneously with its delivery to the Stockholders’ Representative.  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Parent and shall describe (to the extent known by Parent) the facts constituting the basis for such claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Parent in delivering a Claim Notice shall relieve the Participating Securityholders from any liability hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within twenty (20) business days after receipt of any Claim Notice, Parent may, upon written notice thereof to the Stockholders’ Representative, assume control of the defense of the claim referred to therein.  If Parent does not elect to so assume control of the defense of such claim, the Stockholders’ Representative may elect to control the defense of such claim with counsel reasonably satisfactory to Parent.  The party not controlling the defense of such claim (the “Non-Controlling Party”) may participate therein at its own expense.  Should the Stockholders’ Representative elect to control the defense of such claim, and for so long as the Stockholders’ Representative continues to control the defense of such claim, the Stockholders’ Representative shall not be liable to Parent or any other Indemnified Party for legal expenses subsequently incurred by the Parent or any other Indemnified Party, as applicable, in connection with the defense thereof.  The party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim.  Neither Parent nor the Stockholders’ Representative shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other of such parties, which shall not be unreasonably withheld or delayed; provided, however, that the consent of Parent shall not be required with respect to any such settlement of a claim controlled by the Stockholders’ Representative if the Stockholders’ Representative agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement (subject to the limitation specified in Section 8.5) and such settlement or judgment includes a complete release of Parent from further liability in form and substance reasonably acceptable to Parent, there is no finding or admission of any violation of Law by Parent and no effect on any other action or claims of a similar nature that may be made against Parent, and the sole form of relief is monetary damages that shall be paid in full from the Escrow Fund.

8.3                               Indemnification Mechanics.

(a)                                 In order to seek indemnification under this Section 8, Parent (whether on behalf of itself of any other Indemnified Party) shall deliver a written demand (an “Indemnification Demand”) to the Stockholders’ Representative, with a copy to the Escrow Agent, which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (to the extent ascertainable), (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(b)                                 Within twenty (20) days after delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to the Parent a written response (the “Response”) in which it shall:  (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount in which case the Indemnified Party shall be entitled to payment (which payment shall be made first out of the Escrow Fund and thereafter by the Participating Securityholders in proportion to their respective Pro Rata Fractions) of the full Asserted Damages Amount (subject to the limitations of Section 8.5) by check or by wire transfer, and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount (subject to the limitations of Section 8.5) to the extent of the Escrow Fund to Parent, and, thereafter the Participating Securityholders shall pay any remaining amount to Parent in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Pro Rata Fractions; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) in which case the Indemnified Party shall be entitled to payment of the Agreed Portion (subject to the limitations of Section 8.5), by check or by wire transfer and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such Parties instructing the Escrow Agent to disburse the Agreed Portion (subject to the limitations of Section 8.5) to the extent of the Escrow Fund to the Indemnified Party, and, thereafter the Participating Securityholders shall pay any remaining amount to the Indemnified Party in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Pro Rata Fractions; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

(c)                                  In the event that, pursuant to Section 8.3(b), the Stockholders’ Representative shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion).  If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of a demand for recovery from the Escrow Fund, shall be furnished to the Escrow Agent, and payment shall be made in accordance with the methodology in Section 8.3(b).  If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of a Response, the matter set forth in the applicable Indemnification Demand in will be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 10.5 of this Agreement.

(d)                                 If the Stockholders’ Representative fails to deliver a Response as contemplated by Section 8.3(b) prior to the expiration of such twenty (20)-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8.3.

8.4                               Survival of Representations and Warranties.  All representations and warranties contained in this Agreement, or in any certificate or other instructed delivered to Parent or Merger Sub pursuant to this Agreement, shall survive until 5:00 p.m. Pacific Standard Time on the date that is the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties of the Company contained in Section 2.1 (“Due Incorporation; No Subsidiaries; Etc.”), Section 2.3 (“Capitalization, Etc.”), Section 2.19 (“Authority; Binding Nature of Agreement”) and Section 2.20 (“Non-Contravention; Consents”) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations; (ii) the representations and warranties in Section 2.14 (“Tax Matters”) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (together with the Fundamental Representations, the “Special Claims”); (iii) in the event of fraud or intentional misrepresentation, any claim for losses arising therefrom shall survive indefinitely; and (iv) all covenants (the “Covenant Claims”) shall survive until performed.  If Parent delivers to the Stockholders’ Representative, before expiration of a representation or warranty, either a Claim Notice or an Indemnification Demand based upon a breach of such representation or warranty, then the demand for indemnification set forth therein shall survive until the resolution of the matter covered by such Claim Notice or Indemnification Demand.

8.5                               Limitations.

(a)                                 No Indemnified Party shall be entitled to any recovery resulting from Section 8.1(a) until such time (if at all) as the total amount of all Damages (calculated, without limitation, in accordance with Section 8.3) that have been suffered or incurred by any one or more of the Indemnified Parties with respect to such representations and warranties exceeds $50,000 in the aggregate; and in such event, the Indemnified Parties shall, subject to the limitations set forth in Sections 8.5(b) below, be entitled to be indemnified against and compensated and reimbursed for all of such Damages.

(a)                                 If the Merger is consummated, except for Special Claims, Covenant Claims, claims regarding Dissenting Shares, Indemnified Taxes and the Spreadsheet, fraud or intentional misrepresentation, the Escrow Fund shall be the exclusive means for Parent and the Surviving Corporation to collect any Damages for which they are entitled to indemnification under this Agreement or otherwise and under any theory of liability; provided, however, that a Participating Securityholders’

liability to Parent for Damages in circumstances not limited to the Escrow Fund shall not exceed such Participating Securityholder’s Pro Rata Fraction multiplied by the Damages except in cases of fraud or intentional misrepresentation committed by such Participating Securityholder in which case such Participating Securityholder’s liability shall not be limited by the Pro Rata Fraction of the Damages.  An Indemnified Party shall first seek recovery of any Damages from the Escrow Fund prior to seeking recovery directly from any Participating Securityholder. Any liability of the Participating Securityholders’ indemnification obligations in excess of the Escrow Fund shall be several and not joint based on the portion of the Merger Consideration Amount actually received by such Participating Securityholder; provided, however, that once the Escrow Fund is exhausted, a Participating Securityholder’s indemnification obligations to Parent for Damages for Special Claims, Covenant Claims, and claims regarding Dissenting Shares, Indemnified Taxes and the Spreadsheet shall not exceed such portion of the Merger Consideration Amount actually received by such Participating Securityholder.

(b)                                 The parties agree that there shall not be any multiple recovery for any Damages.

(c)                                  In no event shall Parent or any Indemnified Party be indemnified for any Damages pursuant to this Section 8 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g. net operating loss carry-forward or tax credit carryforward) of the Company or the ability of Parent or Surviving Corporation to utilize any such Tax asset or attribute for any taxable period commencing after the Effective Time.

(d)                                 Notwithstanding any provision in this Article 8 or elsewhere in this Agreement to the contrary, only the Stockholders’ Representative shall have the right, power and authority to commence any action, suit or Proceeding, by and on behalf of any or all Participating Securityholders, against Parent or the Surviving Corporation in connection with this Agreement and the transactions contemplated hereby and thereby, and in no event shall any Participating Securityholder himself, herself or itself have the right to commence any action, suit or Proceeding against Parent or the Surviving Corporation in such connection.  By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Securityholder (regardless of whether or not such Participating Securityholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to have waived, and shall be deemed to have acknowledged and agreed that such Participating Securityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Participating Securityholder may become subject under or in connection with this Agreement or the related facts and circumstances underlying any such indemnification obligation or other liability.

9.                                      TERMINATION

9.1                               Termination.  This Agreement may be terminated prior to the Effective Time:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if (i) a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and (ii) the contravention of such order would have a Material Adverse Effect on Parent (in the case of a termination by Parent) or a Material Adverse Effect on Company (in the case of a termination by the Company or Parent); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if such party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

(c)                                  by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of Section 4.3 or a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be applicable for a breach of Section 4.3 or a breach which by its nature cannot be cured; or

(d)                                 by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be applicable for a breach which by its nature cannot be cured.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; provided, further, that the termination of this Agreement shall not relieve any party of liability for such party’s breach of this Agreement prior to its termination.

10.                               MISCELLANEOUS PROVISIONS

10.1                        Amendment.  This Agreement may be amended with the approval of the board of directors of the Company (or the Stockholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Stockholders’ Representative (after the Closing).

10.2                        Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the third party online due diligence management system, the Payment Agent and the Escrow Agent shall be shared equally by the Company and Parent.

10.3                        Waiver.

(a)                                 No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4                        Entire Agreement; Counterparts.  This Agreement and the Related Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement dated as of January 17, 2013 between the Company and Parent shall not be superseded and shall remain in full force and effect until the Effective Time.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

10.5                        Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each party irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware, and agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts. Further, each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 10.9. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.6                        Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7                        Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by the Company or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect provided, further, however, that Parent and the Surviving Corporation may assign (i) this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or the Surviving Corporation or of that part of Parent’s business to which this Agreement relates, and (ii) any of Parent or the Surviving Corporation’s rights hereunder without such consent to an Affiliate of Parent.

10.8                        Third Party Beneficiaries.  Except as provided in Section 5.3 and Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that following the Closing all Persons that held Company Capital Stock or Company Options immediately prior to the Closing shall be deemed to be third-party beneficiaries of the provisions of Section 1 of this Agreement.

10.9        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) business day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, Maryland

Attention:  General Counsel

Facsimile:  N/A

in the case of notices to the Parent or Merger Sub, with a copy to (which shall not constitute notice):

Cooley, LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:  Craig Menden

Facsimile:  (650) 644-0160

if to the Company (prior to Closing):

Metaresolver, Inc.

821 Folsom St., #102B

San Francisco, CA 94107

Attention:  James McAteer

Facsimile:  415-477-2111

or the Stockholders’ Representative (after the Closing):

Michael Dearing

116 Hamilton Avenue

Palo Alto, CA 94301

Facsimile:  N/A

in the case of notices to the Company (prior to Closing) or to the Stockholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention:  Craig Sherman

Facsimile:  (206) 883-2699

10.10      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11      Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

10.12      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MILLENNIAL MEDIA, INC

By:	/s/ Paul Palmieri

Name: Paul Palmieri

Title: President and Chief Executive Officer

MOJO MERGER SUB, INC.

By:	/s/ Ho Shin

Name: Ho Shin

Title: Director and Secretary

METARESOLVER, INC.

By:	/s/ James McAteer

Name: James McAteer

Title: CEO

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Michael Dearing

Name: Michael Dearing

Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“280G Stockholder Vote” shall have the meaning set forth in Section 4.6 of this Agreement.

“401(k)” shall have the meaning set forth in Section 5.2(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Amount” shall mean, as of immediately prior to the Effective Time, the aggregate exercise price of all Vested Company Options.

“Agreed Portion” shall have the meaning set forth in Section 8.3(b).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Asserted Damages Amount” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“CCC” shall mean the California Corporations Code, as amended.

“Change of Control Payments” shall mean all change-in-control, retention, severance, and other Company Plans, contracts or other obligations pursuant to which payments are due to employees and other individual service providers of the Company as a result of the transactions contemplated by this Agreement (not including payments in respect of accelerated vesting of Company Options and Company Common Stock).

“Claim Notice” shall have the meaning set forth in Section 8.2 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Company Share Number” shall mean the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, if any), and (c) the aggregate number of shares of Company Common Stock underlying Company Options whose exercise price is less

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than the Per Share Merger Consideration and are outstanding as of immediately prior to the Effective Time.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Working Capital” shall mean the Net Working Capital of the Company immediately before the Closing.

“Closing Financial Certificate” shall mean a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying (i) the amount of all Transaction Expenses and Indebtedness (including an itemized list of each such expense with a description of the nature of such expense and the Person to whom such expense was or is owed); and (ii) the Closing Date Working Capital (including supporting documentation). The Closing Financial Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company, that such certificate includes all of the Transaction Expenses and Indebtedness paid or payable at any time prior to, at or following the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, $0.00001 par value per share, of the Company.

“Company Equity Plan” shall mean the Company’s 2012 Equity Incentive Plan.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Company Licenses” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Plans” shall have the meaning set forth in Section 2.15(a) of this Agreement.

“Company Preferred Stock” shall mean the Series Seed Preferred Stock.

“Company Returns” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Company Services” shall have the meaning set forth in Section 2.9(l) of this Agreement.

“Company Sites” shall have the meaning set forth in Section 2.9(l) of this Agreement.

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“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Consent(s)” shall mean any consent, approval or waiver.

“Continuing Employees” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Controlling Party” shall have the meaning set forth in Section 8.2 of this Agreement.

“Covenant Claims” shall have the meaning set forth in Section 8.4 of this Agreement.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.3(a) of this Agreement.

“Damages” shall mean liabilities, losses, costs, Taxes, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred, properly paid by a Person as a liability caused by the breach, inaccuracy or nonfulfillment of a representation, warranty, covenant or condition.   Notwithstanding the foregoing, liabilities, losses, costs, Taxes, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts shall only be deemed to be Damages hereunder to the extent that they constitute direct or general damages under applicable Law but shall not be Damages (whether the underlying claim is based in contract, tort, equitable or other legal theory) if they constitute speculative, remote or special damages, or punitive damages, unless, in each case, such Damages are awarded to a third party.

“DGCL” shall have the meaning set forth in the Recital A of this Agreement.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub on the date of the Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Dissenting Share Payments” shall have the meaning set forth in Section 1.11(b) of this Agreement.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Employee” shall mean any current or former or retired employee, director, consultant or independent contractor of the Company or any of its ERISA Affiliates or the beneficiary or dependent of such Person;

“Employee Optionholder(s)” shall mean holders of Company Options that are or were employees of the Company.

“Employment Agreements” shall have the meaning set forth in Recital C of this Agreement.

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“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law relating to pollution or protection of human health or the indoor or outdoor environment, including any Laws that preserve or protect the air, surface or ground water, land, and other natural resource,  or that regulate emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products (“Hazardous Substances”) or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean JPMorgan Chase Bank, NA.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached to this Agreement as Exhibit E.

“Escrow Amount” shall have the meaning set forth in Section 1.10 of this Agreement.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the Escrow Amount.

“Fundamental Representations” shall have the meaning set forth in Section 8.4 of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Holdback Agreements” shall have the meaning as set forth in Recital D of this Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as of any specified date, the amount equal to the sum of the following monetary or payment obligations (whether or not then due and payable), to the extent they are obligations of the Company or guaranteed by the Company, including through the grant of a security interest upon any assets of such entity: (a) all outstanding indebtedness for borrowed money owed to third parties; (b) accrued interest payable with respect to Indebtedness referred to in clause (a); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any banker’s acceptance, guarantee, surety, performance or appeal bond,

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or similar credit transaction; and (g) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such entity that would arise (whether or not then due and payable) if all such items under clauses (a) through (f) were prepaid, extinguished, unwound and settled in full as of such specified date.

“Indemnification Agreements” shall have the meaning set forth in Section 5.3(a) of this Agreement.

“Indemnification Demand” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 of this Agreement.

“Indemnified Taxes” shall mean any and all liabilities for any Taxes: (i) of the Company with respect to any Pre-Closing Tax Period; (ii) of any other Person as a result of the Company being or having been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code), as a transferee or successor, by contract, by operation of Law or otherwise; and (iii) imposed on Parent, Merger Sub or the Surviving Corporation as a result of any breach of any representation or warranty under Section 2.14.  For the avoidance of doubt, any employment or payroll taxes with respect to any compensatory payments made in connection with the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period.  In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”): real, personal and intangible property Taxes (“Property Taxes”) allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed based on a closing of the books as if such taxable period ended on the close of business on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period.

“Indemnified Third Party Claim” shall mean any action or Proceeding commenced or threatened to be commenced by any third-party against Parent, the Surviving Corporation, and their subsidiaries and respective officers, directors, agents, employees, representatives and each Person, if any, who controls or may control Parent within the meaning of the Securities Act that, if determined adversely, would result in an indemnification obligation pursuant to Section 8.

“Initial Press Release” shall have the meaning set forth in Section 5.4 of this Agreement.

“Initial Stockholder Consent” shall have the meaning set forth in Recital E of this Agreement.

“Intellectual Property” shall mean the following:

(a)           Patents;

(b)           trademarks, trade names, service marks, designs, logos, trade dress, trade styles, corporate names and other source or business identifiers, whether or not registered, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof;

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(c)           works of authorship, copyrights, moral rights and other rights associated with original works of authorship (whether by statute, common law or otherwise), whether or not registered, and all registrations, applications, renewals, extensions and reversions thereof;

(d)           URLs, Internet domain names, social media accounts, and all registrations and applications therefor;

(e)           all information, know-how and data, including, without limitation, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to products or to their development, registration, use or marketing;

(f)            computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

(g)           to the extent not included in the foregoing, other intellectual, industrial or intangible property rights and assets of any type or nature whatsoever, and rights (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall mean the following individuals: James McAteer, Michael Rowehl, and Cindy Mesaros.

“Knowledge” of a particular fact or other matter shall mean that a Key Employee of the Company or the Company’s principal financial officer (i) is actually aware of such fact, circumstance, event or other matter in question or (ii) would reasonably be expected to have knowledge of such fact, circumstance, event or other matter in question after reasonable investigation; provided, however, that with respect to Intellectual Property, the term “reasonable investigation” does not require the Company, or any of the foregoing individuals, to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property clearance searches, and the Company will not be imputed to have knowledge of any third party patents, trademarks or other Intellectual Property that were not actually known by the foregoing individuals but that would have been revealed by such inquiries, opinions or searches.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated,  implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letters of Transmittal” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Liability” or “Liabilities” means any and all debts, Taxes, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Leased Real Property” shall have the meaning set forth in Section 2.8 of this Agreement.

“Lien” or “Liens” shall have the meaning set forth in Section 2.9(b) of this Agreement.

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“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that (when considered either individually or in the aggregate) is, or reasonably likely to be, materially adverse to the assets, liabilities, financial condition, business or results of operation of either party to this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the party as compared to other companies in the party’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting the industry or industry sector in which the party primarily operates or competes, except to the extent such adverse effect has a disproportionate effect on the party as compared to other companies in such industry or industry sector; (c) any adverse effect resulting directly and solely from any change in accounting requirements or principles or any change in applicable Laws that do not affect the party disproportionately; (d) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any hostilities, activities or war underway as of the date hereof except to the extent such conditions have a disproportionate effect on the party as compared to the business of other companies in such industry or industry sector, (e) any failure by the Company to meet internal projections or forecasts; (f) the effects of not taking any action expressly prohibited by the terms hereof; or (h) any material adverse effect resulting directly or indirectly from any breach by the other party of any provision of the Agreement.

“Material Contract” shall mean any contract to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories:

(a)  any contract (or group of related contracts) that require payments by or to the Company in excess of $10,000 in any calendar year, including any contract (or group of related contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(c) (i) any contract relating to the acquisition or disposition by the Company of any operating business or assets; or (ii) any contract under which the Company has any indemnification obligations, other than any such contracts entered into in the ordinary course of business consistent with past practice;

(d) (i) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (ii) any contract evidencing Indebtedness of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (iii) any contract (A) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement or (B) obligating or committing the Company to make any such loans or advances; and (iv) any currency, commodity or other hedging or swap contract;

(e) (i) creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party; or (ii) any contract that provides for “earn-outs” or other contingent payments by or to the Company;

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(f) under which any Governmental Body is a party;

(g) any contract (i) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction, other than nondisclosure agreements entered into (A) in the ordinary course of business consistent with past practice or (B) in connection with this Agreement; (ii) any contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (iii) any contract that includes minimum purchase conditions or other requirements, in either case that exceed $10,000 in any calendar year; (iv) any contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such contract, must be at least as favorable to such party as those offered to another Person; or (v) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which the Company operates;

(h) any contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $10,000 or more individually;

(i) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(j) any employment, consulting or professional services contract that is not terminable by the Company at will and without material Liability, excluding consulting or professional services contracts on the Company’s standard forms that have been provided to Parent;

(k) any contract pursuant to which any license, immunity or other right, title or interest in any Intellectual Property is granted or purported to be granted, assigned or otherwise conveyed or transferred to or by the Company (other than (i) agreements between the Company and its employees and consultants, (ii) non-disclosure agreements and (iii) standard non-exclusive licenses to commercially available third-party software having a license fee of less than $10,000 annually);

(l)  any contract with any Affiliate or stockholder of the Company;

(m) any power of attorney granted by the Company that is currently in effect; and

(n) that if terminated, or if such Material Contract expired without being renewed, would have a Company Material Adverse Effect.

“Merger” shall have the meaning set forth in Recital A of this Agreement.

“Merger Consideration Amount” shall mean cash in an amount equal to (a) fourteen million dollars ($14,000,000), minus (b) the Transaction Expenses at Closing, minus (c) the Indebtedness (if any) at Closing, and minus (d) the amount (if any) by which the Net Working Capital at Closing is less than $250,000.

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

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“Net Working Capital” shall mean the total current assets minus the total current liabilities calculated in accordance with GAAP; provided, however, that Transaction Expenses shall not be taken into account in the calculation of Net Working Capital.

“Non-Competition Agreements” shall have the meaning set forth in Recital C of this Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 8.2 of this Agreement.

“Non-Dissenting Stockholder” shall mean each Company Stockholder that does not perfect such stockholder’s appraisal rights under the DGCL or the CCC and is otherwise entitled to receive consideration pursuant to Section 1.5 of this Agreement.

“Non-Employee Optionholder(s)” shall mean holders of Company Options that were never employees of the Company.

“Open Source Software” shall have the meaning set forth in Section 2.9(k) of this Agreement.

“Options Payout Amount” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Original Issue Price” has the meaning set forth in the Company’s certificate of incorporation.

“Parachute Payment Waivers” shall have the meaning set forth in Section 4.6 of this Agreement.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Plans” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Participating Securityholders” shall mean each Non-Dissenting Stockholder and each holder of Company Options as of immediately prior to the Effective Time.

“Patents” shall mean all patents and patent applications (including provisional applications), including without limitation all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, utility models, design patents, certificates of invention, confirmation patents, registration patents or patents of addition, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like, in each case in any country or jurisdiction.

“Payment Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Payment Amount” shall mean (a) the Merger Consideration Amount, minus (b) the aggregate Options Payout Amount payable to Employee Optionholders, and minus (c) the Escrow Amount.

“Payoff Letters” shall have the meaning set forth in Section 6.13 of this Agreement.

“PEO” means any professional employer organization, including but not limited to, TriNet Group, Inc. or its affiliates, engaged by the Company as of immediately prior to the Effective Time.  To the extent any benefits under any Company Plan are provided by or through an arrangement with or sponsored by the PEO, any references in this Agreement to the Company shall mean the PEO.

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“Per Share Merger Consideration” shall mean the quotient of (a) the Merger Consideration Amount plus the Aggregate Exercise Amount, divided by (b) the Closing Company Share Number.

“Permitted Encumbrances” shall mean: (a) liens for current Taxes not yet due and payable; (b)  statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (e) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (f) liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; and (g) any incidental non-exclusive licenses to the Company Intellectual Property granted by the Company to Company’s customers in the ordinary course of business.

“Person” shall mean any individual, entity or Governmental Body.

“Personally Identifiable Information” shall have the meaning set forth in Section 2.9(l).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

“Pro Rata Fraction” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the portion of the Merger Consideration Amount actually paid to such Participating Securityholder by (b) the aggregate Merger Consideration Amount actually paid to all Participating Securityholders as of such date; provided, however, with respect to each of the parties to the Holdback Agreement, the Pro Rata Fraction as it relates to the Escrow Fund and Escrow Amount shall be calculated by including the aggregate amount such Participating Securityholder’s contribution to the Escrow Fund has vested as of such date.

“Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Body or arbitrator.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including without limitation all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Non-Competition Agreements, the Employment Agreements, the Letters of Transmittal, the Escrow Agreement, the Holdback Agreements and all other agreements and certificates entered into or executed by the Company and/or the Company Stockholders and/or the holders of Company Options in connection with the Closing of the Merger and the transactions contemplated herein.

“Required Company Stockholder Vote” shall mean the affirmative vote of (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted to

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common stock basis) outstanding on the applicable record date, voting together as a single class and (b) the holders of a majority of the shares of Company Preferred Stock (on an as-converted to common stock basis), voting separately as a single class.

“Response” shall have the meaning set forth in Section 8.3(b) of this Agreement.

“Section 280G” shall have the meaning set forth in Section 4.6 of this Agreement.

“Section 409A” shall have the meaning set forth in Section 2.14 of this Agreement.

“Series Seed Preferred Stock” shall mean the Series Seed Preferred Stock, $0.00001 par value per share, of the Company.

“Soliciting Materials” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“Special Claims” shall have the meaning set forth in Section 8.4 of this Agreement.

“Spreadsheet” shall have the meaning set forth in Section 4.4 of this Agreement.

“Stockholder Written Consent” shall have the meaning set forth in Recital E of this Agreement.

“Stockholders’ Representative” shall have the meaning set forth in Section 1.12(a) of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person of a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any other Person, other than the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean all taxes of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign).

“Tax Incentive” shall have the meaning set forth in Section 2.14(k) of this Agreement.

“Transaction Expenses” shall mean (a) all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by the Company Stockholders paid or to be paid for by the Company); (b) 50% all fees and expenses of a third-party online due diligence management system, the Payment Agent and the Escrow Agent; (c) all Change of Control Payments; and (d) the cost of the Tail Policy.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4(a) of this Agreement.

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“Unvested Company Common Stock” shall mean, as of a particular date, outstanding Company Common Stock that are not released from the Company’s repurchase right upon termination of such holder’s services to the Company as of such date.

“Unvested Company Options” shall mean, as of a particular date, outstanding Company Options to purchase Company Common Stock that are not vested as of such date.

“Vested Company Options” shall mean, as of a particular date, outstanding Company Options to purchase Company Common Stock that are vested and unexercised as of such date.

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EXHIBIT B-1

CERTAIN COMPANY STOCKHOLDERS

James McAteer

Michael J. Rowehl

Cynthia Lundin Mesaros

Baseline Core Fund, LLC

Harrison Metal Capital II, LP.

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